Exhibit 23.1

Assentsure PAC UEN – 201816648N 180B Bencoolen Street #03-01 The Bencoolen Singapore 189648 http://www.assentsure.com.sg

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to inclusion in this Registration Statement on Form F-1 of our report dated June 30, 2026 relating to the consolidated financial statements of Fast Track Group as of and for each of the years ended February 28, 2026 and 2025. This report includes an explanatory paragraph as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

Very truly yours,

/s/ Assentsure PAC
Singapore
August 7, 2026